Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiamanagement.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

TRI-CONTINENTAL CORPORATION

DECLARES FIRST QUARTER DISTRIBUTION

BOSTON, MA, March 7, 2014 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a first quarter distribution of $0.1725 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on March 25, 2014 to Common Stockholders of record on March 17, 2014 and dividends on Preferred Stock will be paid on April 1, 2014 to Preferred Stockholders of record on March 17, 2014. The ex-dividend date for both the Common Stock and the Preferred Stock is March 13, 2014. The $0.1725 per share dividend on the Common Stock is in accordance with the Corporation’s earned distribution policy.

The Corporation has paid dividends on its common stock for 70 consecutive years. The Corporation’s investment manager is Columbia Management Investment Advisers, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Tri-Continental Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

The Corporation may invest in foreign securities, which involve certain risks not associated with investments in U.S. companies, including political, regulatory, economic, social, and other conditions or events occurring in the particular country, as well as fluctuations in its currency and the risks associated with less developed custody and settlement practices. Risks are particularly significant in emerging markets.

The Corporation’s use of leverage exposes it to greater risks due to unanticipated market movements, which may magnify losses and increase volatility of returns. The Corporation’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss.

There are risks associated with fixed income investments, including credit risk, interest rate risk, and prepayment and extension risk. In general, bond prices rise when interest rates fall and vice versa. This effect is more pronounced for longer-term securities.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

Tri-Continental is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

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